Exhibit 99.1

FOR IMMEDIATE RELEASE

HCP REPORTS THIRD QUARTER 2012 RESULTS

RECENT HIGHLIGHTS

--                FFO per share increased 6% to $0.67; FFO as adjusted per share increased 3% to $0.69; FAD per share increased 4% to $0.55 and earnings per share increased 10% to $0.45

--                Year-over-year three- and nine-month cash NOI SPP increased 3.6% and 3.8%, respectively

--                On October 16, 2012, announced a $1.73 billion acquisition for a 133 senior housing portfolio and a $52 million secured financing

--                Completed an additional $549 million of investment transactions:

-                    $205 million mezzanine loan facility

-                    $186 million acquisition of 12 on-campus MOBs from The Boyer Company in a DownREIT transaction

-                    $81 million acquisition of eight on-campus MOBs from Scottsdale Healthcare

-                    $77 million of other acquisitions and capital investments

--                Expanded our tenant relationship with General Atomics in Poway, CA to a total of 396,000 sq. ft.

--                Increased full-year 2012 FFO guidance to $2.68 – $2.74 per share, FFO as adjusted guidance to $2.75 – $2.81 per share and FAD guidance to $2.20 – $2.26 per share

--                Raised $1.5 billion of capital:

-                    £137 million ($215 million) four-year 1.81% unsecured term loan

-                    $300 million ten-year 3.15% senior unsecured notes

-                    $979 million of common stock on October 19, 2012

--                Named by the Global Real Estate Sustainability Benchmark survey as sector leader in the healthcare and hospitality category

LONG BEACH, CA, October 30, 2012 – HCP (the “Company” or “we”) (NYSE:HCP) announced results for the quarter ended September 30, 2012 as follows (in thousands, except per share amounts):

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011			Per Share
	Amount		Per Share	Amount		Per Share	Change
FFO	$290,242		$0.67	$259,571		$0.63	$0.04
Impairments	7,878	(1)	0.02	15,400	(2)	0.04	(0.02)
FFO as adjusted	$298,120		$0.69	$274,971		$0.67	$0.02

FAD	$236,279		$0.55	$216,325		$0.53	$0.02

Net income applicable to common shares	$195,629		$0.45	$166,367		$0.41	$0.04

(1)                 The impairment charge during the three months ended September 30, 2012 relates to the pending sale of a land parcel in our life science segment.

(2)                 The impairment charge during the three months ended September 30, 2011 relates to our senior secured loan to Cirrus Health.

FFO, FFO as adjusted and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the operating performance of real estate investment trusts. See the “Funds From Operations” section of this release for additional information regarding FFO and FFO as adjusted and the “Funds Available for Distribution” section of this release for additional information regarding FAD.

ANNOUNCED $1.73 BILLION SENIOR HOUSING PORTFOLIO ACQUISITION AND $52 MILLION SECURED FINANCING

On October 16, 2012, we entered into a definitive agreement to acquire 133 senior housing communities for $1.73 billion, from a joint venture between Emeritus Corporation (“Emeritus”) and Blackstone Real Estate Partners VI, an affiliate of Blackstone (the “Blackstone JV”). Located in 29 states, the portfolio encompasses 10,350 units representing a diversified care mix of 61% assisted living, 25% independent living, 13% memory care and 1% skilled nursing. Based on current operating performance, the 133 communities consist of 99 that are stabilized and 34 currently in lease–up.

Emeritus and its affiliates will continue to operate the communities pursuant to long-term triple-net leases, all of which are guaranteed by the credit of Emeritus. The leases provide total contractual rent in the first year of $105.5 million, representing a 6.1% lease yield. The contractual rent will increase annually by the greater of 3.7% on average or CPI over the initial five years, and thereafter by the greater of 3.0% or CPI for the remaining initial term. At the beginning of the sixth lease year, rent on the 34 lease–up properties will be increased to the greater of the percentage increase in CPI or fair market, subject to a floor of 103% and a cap of 130% of the prior year’s rent, allowing HCP to capture potential upside from these non–stabilized assets. Under the leases, Emeritus is also required to invest an additional $30 million in the portfolio, representing $2,900 per unit.

The properties will be grouped into three comparable pools with initial terms of 14 to 16 years. Emeritus has two extension options, which, if exercised, bring total available lease terms to 30 to 35 years.

Concurrent with the acquisition, Emeritus will purchase nine communities from the Blackstone JV, for which we have agreed to provide secured debt financing of $52 million with a four-year term. The loan is secured by the underlying real estate and is prepayable at Emeritus’ option. The interest rate on the loan will mirror the 6.1% lease yield, including the annual increases through maturity.

We expect to close the real estate acquisition in phases beginning early November 2012.

ADDITIONAL INVESTMENT TRANSACTIONS

On July 31, 2012, we closed a mezzanine loan facility to lend up to $205 million to Tandem Health Care (“Tandem”), an affiliate of Formation Capital, as part of the recapitalization of a post-acute/skilled nursing portfolio. We funded $100 million (the “First Tranche”) at closing and expect to fund an additional $105 million (the “Second Tranche”) between March 2013 and August 2013. The Second Tranche will be used to repay debt senior to our loan. The loan is subordinate to $400 million in senior mortgage debt and $137 million in senior mezzanine debt. The loan bears interest at a fixed rate of 12% and 14% per annum for the First and Second Tranche, respectively. Including fees received at closing, the loan has a blended yield to maturity of approximately 13%. The facility will have a total term of up to 63 months from the initial closing.

Between July and October 2012, we acquired 12 medical office buildings (“MOBs”) from The Boyer Company valued at $186 million, including non-managing member LLC units (“DownREIT units”) and debt valued at $41 million and $59 million, respectively; the MOBs are primarily located on the campuses of HCA, Iasis Healthcare and Community Health Systems and comprise 758,000 sq. ft. with a current occupancy of 88%. The transaction closed in three stages: (i) six MOBs on July 31, 2012 for $78 million representing 327,000 sq. ft.; (ii) four MOBs on August 15, 2012 for $49 million representing 199,000 sq. ft. and; (iii) two MOBs on October 19, 2012 for $59 million representing 232,000 sq. ft.

On August 7, 2012, we completed the acquisition of eight on-campus MOBs for $81 million from Scottsdale Healthcare. Located in Scottsdale, Arizona, the portfolio represents 398,000 sq. ft. with a current occupancy of 89%.

During the third quarter, we expanded our relationship with General Atomics in Poway, CA to a total of 396,000 sq. ft., consisting of the following: (i) a lease extension of 281,000 sq. ft. through June 2024, and (ii) a new 10–year lease (expected to commence mid–2014) for a 115,000 sq. ft. build–to–suit development. As part of this transaction, General Atomics agreed to purchase a 19–acre land parcel from HCP for $19 million, resulting in a $7.9 million non-cash impairment charge. This transaction monetizes and places into development 26 acres of land and represents a further reduction to our non-stabilized assets.

During the quarter, we made additional investments of $77 million as follows: (i) acquisition of a MOB for $14 million and (ii) funding of development and other capital projects of $63 million, primarily in our life science, medical office and senior housing segments.

FINANCING ACTIVITIES

On July 23, 2012, we issued $300 million of 3.15% senior unsecured notes due in 2022. The notes were priced at 98.888% of the principal amount with an effective yield-to-maturity of 3.28%. Net proceeds from this offering were $293.7 million.

On July 30, 2012, we entered into a credit agreement with a syndicate of banks for a £137 million ($215 million) four-year unsecured term loan that accrues interest at a rate of GBP LIBOR plus 1.20%. At closing, we entered into a four-year interest rate swap agreement that fixes the rate at 1.81%, subject to adjustments based on our credit ratings.

On October 19, 2012, we completed a public offering of 22 million shares of common stock and received net proceeds of $979 million.

SUSTAINABILITY

During the quarter we (i) were named by the Global Real Estate Sustainability Benchmark survey as sector leader in the category that includes healthcare and hospitality; (ii) received a favorable score on our inaugural Carbon Disclosure Project Investor questionnaire; and (iii) earned two additional ENERGY STAR awards in our medical office segment. As of September 30, 2012, our medical office, life science and senior housing segments have been awarded 77 ENERGY STAR labels. More information about HCP’s sustainability efforts can be found on our website at www.hcpi.com.

DIVIDEND

On October 25, 2012, we announced that our Board of Directors declared a quarterly cash dividend of $0.50 per common share. The dividend will be paid on November 20, 2012 to stockholders of record as of the close of business on November 5, 2012.

OUTLOOK

For the full year 2012, we expect FFO applicable to common shares to range between $2.68 and $2.74 per share; FFO as adjusted applicable to common shares to range between $2.75 and $2.81 per share; FAD applicable to common shares to range between $2.20 and $2.26 per share; net income applicable to common shares to range between $1.79 and $1.85 per share; and cash same property performance growth to range from 4.0% to 4.5%.

Estimates of FFO and net income to common shares include the impact of our pending Senior Housing Portfolio Acquisition that is expected to close in phases beginning early November 2012, and the corresponding merger-related items. FFO as adjusted and FAD applicable to common shares exclude, among others items, the impact of merger-related items, which include direct transaction costs and negative carrying costs related to prefunding the Senior Housing Portfolio Acquisition. See the “Projected Future Operations” section of this release for additional information regarding these estimates.

COMPANY INFORMATION

HCP has scheduled a conference call and webcast for Tuesday, October 30, 2012 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) in order to present the Company’s performance and operating results for the quarter ended September 30, 2012. The conference call is accessible by dialing (877) 724-7556 (U.S.) or (706) 645-4695 (International). The participant passcode is 35012696. The webcast is accessible via the Company’s website at www.hcpi.com. This link can be found on the “Event Calendar” page, which is under the “Investor Relations” tab. Through November 13, 2012, an archive of the webcast will be available on our website and a telephonic replay can be accessed by calling (855) 859-2056 (U.S.) or (404) 537-3406 (International) and entering passcode 35012696. The Company’s supplemental information package for the current period will also be available on the Company’s website in the “Presentations” section of the “Investor Relations” tab.

ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. The Company’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospitals. A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 27 consecutive years; and (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index. For more information regarding HCP, visit the Company’s website at www.hcpi.com.

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FORWARD-LOOKING STATEMENTS

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements include among other things, net income applicable to common shares on a diluted basis, FFO applicable to common shares on a diluted basis, FFO as adjusted applicable to common shares on a diluted basis and FAD applicable to common shares on a diluted basis for the full year of 2012.  These statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of the Company and its management’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements.  These risks and uncertainties include but are not limited to: the Company’s ability to complete the senior housing portfolio acquisition and the secured loan described above on the currently proposed terms or at all; national and local economic conditions; continued volatility in the capital markets, including changes in interest rates and the availability and cost of capital, which changes and volatility affect opportunities for profitable investments; the Company’s ability to access external sources of capital when desired and on reasonable terms; the Company’s ability to manage its indebtedness levels; changes in the terms of the Company’s indebtedness; the Company’s ability to maintain its credit ratings; the potential impact of existing and future litigation matters, including the possibility of larger than expected litigation costs and related developments; the Company’s ability to successfully integrate the operations of acquired companies; risks associated with the Company’s investments in joint ventures and unconsolidated entities, including its lack of sole decision-making authority and its reliance on its joint venture partners’ financial condition and continued cooperation; competition for lessees and mortgagors (including new leases and mortgages and the renewal or rollover of existing leases); the Company’s ability to reposition its properties on the same or better terms if existing leases are not renewed or the Company exercises its right to replace an existing operator or tenant upon default; continuing reimbursement uncertainty in the post-acute/skilled nursing segment; competition in the senior housing segment specifically and in the healthcare industry in general; the ability of the Company’s operators and tenants from its senior housing segment to maintain or increase their occupancy levels and revenues; the ability of the Company’s lessees and mortgagors to maintain the financial strength and liquidity necessary to satisfy their respective obligations to the Company and other third parties; the bankruptcy, insolvency or financial deterioration of the Company’s operators, lessees, borrowers or other obligors; changes in healthcare laws and regulations, including the impact of future or pending healthcare reform, and other changes in the healthcare industry which affect the operations of the Company’s lessees or obligors, including changes in the federal budget resulting in the reduction or nonpayment of Medicare or Medicaid reimbursement rates; the Company’s ability to recruit and retain key management personnel; costs of compliance with regulations and environmental laws affecting the Company’s properties; changes in tax laws and regulations; changes in the financial position or business strategies of HCR ManorCare; the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; changes in rules governing financial reporting, including new accounting pronouncements; and other risks described from time to time in the Company’s Securities and Exchange Commission filings. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

562-733-5309

HCP, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

(Unaudited)

	September 30,	December 31,
	2012	2011
Assets
Real estate:
Buildings and improvements	$9,069,420	$8,822,653
Development costs and construction in progress	229,543	190,590
Land	1,724,563	1,723,601
Accumulated depreciation and amortization	(1,662,116)	(1,452,688)
Net real estate	9,361,410	9,284,156

Net investment in direct financing leases	6,843,249	6,727,777
Loans receivable, net	240,929	110,253
Investments in and advances to unconsolidated joint ventures	217,092	224,052
Accounts receivable, net of allowance of $1,498 and $1,341, respectively	31,763	26,681
Cash and cash equivalents	96,476	33,506
Restricted cash	43,428	41,553
Intangible assets, net	382,321	372,390
Real estate and intangible assets held for sale, net	91,226	102,649
Other assets, net	771,442	485,458

Total assets	$18,079,336	$17,408,475

Liabilities and equity
Bank line of credit	$—	$454,000
Term loan	221,214	—
Senior unsecured notes	5,913,690	5,416,063
Mortgage debt	1,684,514	1,715,039
Mortgage debt and intangible liabilities on assets held for sale, net	5,649	55,897
Other debt	84,580	87,985
Intangible liabilities, net	105,191	117,777
Accounts payable and accrued liabilities	270,843	275,478
Deferred revenues	65,802	65,614
Total liabilities	8,351,483	8,187,853

Preferred stock, $1.00 par value: aggregate liquidation preference of $295.5 million as of December 31, 2011	—	285,173
Common stock, $1.00 par value: 750,000,000 shares authorized; 429,980,165 and 408,629,444 shares issued and outstanding, respectively	429,980	408,629
Additional paid-in capital	10,185,982	9,383,536
Cumulative dividends in excess of earnings	(1,081,317)	(1,024,274)
Accumulated other comprehensive loss	(16,646)	(19,582)
Total stockholders’ equity	9,517,999	9,033,482

Joint venture partners	14,884	16,971
Non-managing member unitholders	194,970	170,169
Total noncontrolling interests	209,854	187,140

Total equity	9,727,853	9,220,622

Total liabilities and equity	$18,079,336	$17,408,475

HCP, Inc.

Consolidated Statements of Income

In thousands, except per share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues:
Rental and related revenues	$249,409	$250,809	$736,645	$758,322
Tenant recoveries	23,425	23,879	69,656	69,764
Resident fees and services	36,076	11,974	107,824	15,314
Income from direct financing leases	155,834	153,496	465,345	310,553
Interest income	10,278	577	12,313	99,199
Investment management fee income	460	494	1,423	1,605
Total revenues	475,482	441,229	1,393,206	1,254,757

Costs and expenses:
Interest expense	103,513	103,459	309,875	315,695
Depreciation and amortization	88,686	86,672	259,039	265,742
Operating	72,667	57,662	210,083	151,103
General and administrative	19,443	19,647	54,356	76,471
Impairments	7,878	15,400	7,878	15,400
Total costs and expenses	292,187	282,840	841,231	824,411
Other income (expense), net	770	(772)	2,233	17,056

Income before income taxes and equity income from unconsolidated joint ventures	184,065	157,617	554,208	447,402
Income taxes	598	(5)	1,131	(289)
Equity income from unconsolidated joint ventures	13,396	17,050	42,803	32,798
Income from continuing operations	198,059	174,662	598,142	479,911

Discontinued operations:
Income (loss) before gain on sales of real estate, net of income taxes	984	809	(416)	3,796
Gain on sales of real estate, net of income taxes	—	—	2,856	—
Total discontinued operations	984	809	2,440	3,796

Net income	199,043	175,471	600,582	483,707
Noncontrolling interests’ share in earnings	(2,935)	(3,276)	(9,070)	(12,660)
Net income attributable to HCP, Inc.	196,108	172,195	591,512	471,047
Preferred stock dividends	—	(5,282)	(17,006)	(15,848)
Participating securities’ share in earnings	(479)	(546)	(2,154)	(1,893)
Net income applicable to common shares	$195,629	$166,367	$572,352	$453,306

Basic earnings per common share:
Continuing operations	$0.45	$0.41	$1.36	$1.14
Discontinued operations	0.01	—	—	0.01
Net income applicable to common shares	$0.46	$0.41	$1.36	$1.15

Diluted earnings per common share:
Continuing operations	$0.45	$0.41	$1.36	$1.13
Discontinued operations	—	—	—	0.01
Net income applicable to common shares	$0.45	$0.41	$1.36	$1.14

Weighted average shares used to calculate earnings per common share:
Basic	429,557	407,081	420,049	395,258
Diluted	430,778	408,646	421,404	397,013

HCP, Inc.

Consolidated Statements of Cash Flows

In thousands

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$600,582	$483,707
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	259,039	265,742
Discontinued operations	7,300	4,286
Amortization of above and below market lease intangibles, net	(1,855)	(3,271)
Amortization of deferred compensation	16,947	15,286
Amortization of deferred financing costs, net	12,415	22,118
Straight-line rents	(33,608)	(46,936)
Loan and direct financing lease interest accretion	(71,923)	(65,973)
Deferred rental revenues	1,101	(1,284)
Equity income from unconsolidated joint ventures	(42,803)	(32,798)
Distributions of earnings from unconsolidated joint ventures	2,775	2,462
Gain on sales of real estate	(2,856)	—
Gain upon consolidation of joint venture	—	(7,769)
Gain upon settlement of loans receivable	—	(22,812)
Derivative (gains) losses, net	43	(1,226)
Impairments	7,878	15,400
Changes in:
Accounts receivable, net	(5,082)	3,206
Other assets	(7,303)	28,631
Accounts payable and accrued liabilities	(21,697)	(71,848)
Net cash provided by operating activities	720,953	586,921
Cash flows from investing activities:
Cash used in the HCR ManorCare Acquisition, net of cash acquired	—	(4,026,556)
Cash used in the HCP Ventures II purchase, net of cash acquired	—	(135,550)
Other acquisitions of real estate	(172,380)	(113,462)
Development of real estate	(87,119)	(57,167)
Leasing costs and tenant and capital improvements	(42,817)	(31,772)
Proceeds from sales of real estate, net	7,238	—
Purchase of an interest in unconsolidated joint ventures	—	(95,000)
Distributions in excess of earnings from unconsolidated joint ventures	2,051	1,936
Purchase of marketable securities	(214,859)	(22,449)
Principal repayments on loans receivable	4,660	303,867
Investments in loans receivable	(145,597)	(363,337)
Increase in restricted cash	(1,875)	(11,532)
Net cash used in investing activities	(650,698)	(4,551,022)
Cash flows from financing activities:
Net borrowings (repayments) under bank line of credit	(454,000)	375,000
Borrowings under term loan	214,789	—
Repayments of mortgage debt	(109,569)	(152,517)
Issuance of senior unsecured notes	750,000	2,400,000
Repayment of senior unsecured notes	(250,000)	(292,265)
Deferred financing costs	(18,256)	(43,716)
Preferred stock redemption	(295,500)	—
Net proceeds from the issuance of common stock and exercise of options	804,412	1,302,883
Dividends paid on common and preferred stock	(638,228)	(586,048)
Issuance of noncontrolling interests	826	14,028
Purchase of noncontrolling interests	—	(34,104)
Distributions to noncontrolling interests	(11,759)	(11,001)
Net cash provided by (used in) financing activities	(7,285)	2,972,260
Net increase (decrease) in cash and cash equivalents	62,970	(991,841)
Cash and cash equivalents, beginning of period	33,506	1,036,701
Cash and cash equivalents, end of period	$96,476	$44,860

HCP, Inc.

Funds From Operations(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net income applicable to common shares	$195,629	$166,367	$572,352	$453,306
Depreciation and amortization of real estate, in-place lease and other intangibles:
Continuing operations	88,686	86,672	259,039	265,742
Discontinued operations	1,453	1,884	7,300	4,286
Direct financing lease (“DFL”) depreciation	3,234	2,874	9,426	5,879
Gain on sales of real estate	—	—	(2,856)	—
Gain upon consolidation of joint venture	—	—	—	(7,769)
Equity income from unconsolidated joint ventures	(13,396)	(17,050)	(42,803)	(32,798)
FFO from unconsolidated joint ventures	16,043	19,574	50,495	40,408
Noncontrolling interests’ and participating securities’ share in earnings	3,414	3,822	11,224	14,553
Noncontrolling interests’ and participating securities’ share in FFO	(4,821)	(4,572)	(15,512)	(16,385)
FFO applicable to common shares	$290,242	$259,571	$848,665	$727,222
Distributions on dilutive convertible units	3,148	3,048	9,397	9,066
Diluted FFO applicable to common shares	$293,390	$262,619	$858,062	$736,288

Diluted FFO per common share	$0.67	$0.63	$2.01	$1.83

Weighted average shares used to calculate diluted FFO per share	437,043	414,590	427,388	402,967

Impact of adjustments to FFO:
Preferred stock redemption charge(2)	—	—	10,432	—
Merger-related items(3)	—	—	—	26,596
Impairments(4)	7,878	15,400	7,878	15,400
	$7,878	$15,400	$18,310	$41,996

FFO as adjusted applicable to common shares	$298,120	$274,971	$866,975	$769,218
Distributions on dilutive convertible units and other	3,127	3,011	9,345	8,927
Diluted FFO as adjusted applicable to common shares	$301,247	$277,982	$876,320	$778,145
Per common share impact of adjustments on diluted FFO	$0.02	$0.04	$0.04	$0.19

Diluted FFO as adjusted per common share	$0.69	$0.67	$2.05	$2.02

Weighted average shares used to calculate diluted FFO as adjusted per share	437,043	414,590	427,388	385,693

(1) We believe Funds From Operations (“FFO”) is an important supplemental measure of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets utilizes straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that use historical cost accounting for depreciation could be less informative. The term FFO was designed by the REIT industry to address this issue. FFO is defined as net income applicable to common shares (computed in accordance with U.S. generally accepted accounting principles or “GAAP”), excluding gains or losses from acquisition and dispositions of depreciable real estate or related interests, impairments of, or related to, depreciable real estate, plus real estate and DFL depreciation and amortization, with adjustments for joint ventures. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities determined in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current National Association of Real Estate Investment Trusts’ (“NAREIT”) definition or that have a different interpretation of the current NAREIT definition from us. In addition, we present FFO before the impact of litigation settlement charges, preferred stock redemption charges, impairments (recoveries) of non-depreciable assets and merger-related items (“FFO as adjusted”). Management believes FFO as adjusted is a useful alternative measurement. This measure is a modification of the NAREIT definition of FFO and should not be used as an alternative to net income (determined in accordance with GAAP).

(2)     In connection with the redemption of our preferred stock, we incurred a one-time, non-cash redemption charge of $10.4 million or $0.02 per share related to the original issuance costs of the preferred stock.

(3)     $26.6 million or $0.15 per share of merger-related items attributable to the HCR ManorCare acquisition, which closed on April 7, 2011.

(4)    The third quarter 2012 impairment charge of $7.9 million, or $0.02 per share, relates to the pending sale of a land parcel in our life science segment. The third quarter 2011 impairment charge of $15.4 million, or $0.04 per share, relates to our senior secured loan to Cirrus Health.

HCP, Inc.

Funds Available for Distribution(1)

In thousands, except per share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

FFO as adjusted applicable to common shares	$298,120	$274,971	$866,975	$769,218
Amortization of above and below market lease intangibles, net	(533)	(1,178)	(1,855)	(3,271)
Amortization of deferred compensation	5,540	5,081	16,947	15,286
Amortization of deferred financing costs, net	3,956	3,716	12,415	10,065
Straight-line rents	(11,821)	(14,024)	(33,608)	(46,936)
DFL accretion(2)	(23,433)	(23,571)	(71,072)	(48,508)
DFL depreciation	(3,234)	(2,874)	(9,426)	(5,879)
Deferred revenues – tenant improvement related	(424)	(491)	(1,257)	(2,134)
Deferred revenues – additional rents (SAB 104)	356	284	2,358	850
Leasing costs and tenant and capital improvements	(15,705)	(10,832)	(42,817)	(31,772)
Joint venture and other FAD adjustments(2)	(16,543)	(14,757)	(43,219)	(29,087)
FAD applicable to common shares	$236,279	$216,325	$695,441	$627,832

Distributions on dilutive convertible units	1,827	1,756	5,404	5,158

Diluted FAD applicable to common shares	$238,106	$218,081	$700,845	$632,990

Diluted FAD per common share	$0.55	$0.53	$1.65	$1.65

Weighted average shares used to calculate diluted FAD per common share	434,786	412,305	425,121	383,397

(1)    Funds Available for Distribution (“FAD”) is defined as FFO as adjusted after excluding the impact of the following: (i) amortization of acquired above/below market lease intangibles, net; (ii) amortization of deferred compensation expense; (iii) amortization of deferred financing costs, net; (iv) straight-line rents; (v) accretion and depreciation related to DFLs; and (vi) deferred revenues. Further, FAD is computed after deducting recurring capital expenditures, including leasing costs and second generation tenant and capital improvements and includes similar adjustments to compute our share of FAD from our unconsolidated joint ventures. Other REITs or real estate companies may use different methodologies for calculating FAD, and accordingly, our FAD may not be comparable to those reported by other REITs. Although our FAD computation may not be comparable to that of other REITs, management believes FAD provides a meaningful supplemental measure of our ability to fund its ongoing dividend payments. In addition, management believes that in order to further understand and analyze our liquidity, FAD should be compared with net cash flows from operating activities as determined in accordance with GAAP and presented in its consolidated financial statements. FAD does not represent cash generated from operating activities determined in accordance with GAAP, and FAD should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP), or as a measure of our liquidity.

(2)     For the three and nine months ended September 30, 2012, DFL accretion reflects an elimination of $14.9 million and $44.4 million, respectively. For the three and nine months ended September 30, 2011, DFL accretion reflects an elimination of $14.4 million and $27.7 million, respectively. Our ownership interest in HCR ManorCare OpCo is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR ManorCare OpCo. Further, our share of earnings from HCR ManorCare OpCo (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR ManorCare OpCo level, which we present as a non-cash joint venture FAD adjustment.

HCP, Inc.

Net Operating Income and Same Property Performance(1)(2)

Dollars in thousands

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$199,043	$175,471	$600,582	$483,707
Interest income	(10,278)	(577)	(12,313)	(99,199)
Investment management fee income	(460)	(494)	(1,423)	(1,605)
Interest expense	103,513	103,459	309,875	315,695
Depreciation and amortization	88,686	86,672	259,039	265,742
General and administrative	19,443	19,647	54,356	76,471
Impairments	7,878	15,400	7,878	15,400
Other income, net	(770)	772	(2,233)	(17,056)
Income taxes	(598)	5	(1,131)	289
Equity income from unconsolidated joint ventures	(13,396)	(17,050)	(42,803)	(32,798)
Total discontinued operations, net of income taxes	(984)	(809)	(2,440)	(3,796)
NOI(1)	$392,077	$382,496	$1,169,387	$1,002,850
Straight-line rents	(11,821)	(14,024)	(33,608)	(46,936)
DFL accretion	(23,433)	(23,571)	(71,072)	(48,508)
Amortization of above and below market lease intangibles, net	(533)	(1,178)	(1,855)	(3,271)
Lease termination fees	(175)	(239)	(574)	(3,417)
NOI adjustments related to discontinued operations	335	516	1,437	1,585
Adjusted NOI(1)	$356,450	$344,000	$1,063,715	$902,303
Non-SPP adjusted NOI	(12,215)	(11,799)	(405,713)	(268,649)
Same property portfolio adjusted NOI(2)	$344,235	$332,201	$658,002	$633,654

Adjusted NOI % change – SPP(2)	3.6%		3.8%

________________________________________

(1)         We believe Net Operating Income from Continuing Operations (“NOI”) provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis. We use NOI and adjusted NOI to make decisions about resource allocations, to assess and compare property level performance, and evaluate SPP. We believe that net income is the most directly comparable GAAP measure to NOI. NOI should not be viewed as an alternative measure of operating performance to net income (determined in accordance with GAAP) since it excludes certain components from net income. Further, NOI may not be comparable to that of other REITs, as they may use different methodologies for calculating NOI.

NOI is defined as rental and related revenues, including tenant recoveries, resident fees and services, and income from DFLs, less property level operating expenses. NOI excludes interest income, investment management fee income, interest expense, depreciation and amortization, general and administrative expenses, litigation settlement, impairments, impairment recoveries, other income, net, income taxes, equity income from and impairments of unconsolidated joint ventures, and discontinued operations. Adjusted NOI is calculated as NOI eliminating the effects of straight-line rents, DFL accretion, amortization of above and below market lease intangibles, and lease termination fees. Adjusted NOI is sometimes referred to as “cash NOI.”

(2)         Same property portfolio (“SPP”) statistics allow management to evaluate the performance of the Company’s real estate portfolio under a consistent population, which eliminates the changes in the composition of the Company’s portfolio of properties. The Company identifies its SPP as stabilized properties that remained in operations and were consistently reported as leased properties or operating properties (RIDEA) for the duration of the year-over-year comparison periods presented. Accordingly, it takes a stabilized property a minimum of 12 months in operations under a consistent reporting structure to be included in the Company’s SPP. SPP NOI excludes certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis.

HCP, Inc.

Projected Future Operations(1)

(Unaudited)

	2012
	Low	High

Diluted earnings per common share	$1.79	$1.85
Real estate depreciation and amortization	0.86	0.86
DFL depreciation	0.03	0.03
Gain on sales of real estate	(0.01)	(0.01)
Joint venture FFO adjustments	0.01	0.01
Diluted FFO per common share	$2.68	$2.74
Preferred stock redemption charge	0.03	0.03
Merger-related items(2)	0.02	0.02
Impairments	0.02	0.02
Diluted FFO as adjusted per common share	$2.75	$2.81
Amortization of net below market lease intangibles and deferred revenues	(0.01)	(0.01)
Amortization of deferred compensation	0.05	0.05
Amortization of deferred financing costs, net	0.04	0.04
Straight-line rents	(0.10)	(0.10)
DFL accretion(3)	(0.23)	(0.23)
DFL depreciation	(0.03)	(0.03)
Leasing costs and tenant and capital improvements	(0.14)	(0.14)
Joint venture and other FAD adjustments(3)	(0.13)	(0.13)
Diluted FAD per common share	$2.20	$2.26

________________________________________

(1)         Except as otherwise noted above, the foregoing projections reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, development items and the earnings impact of the events referenced in this release. Except as otherwise noted, these estimates do not reflect the potential impact of future dispositions, other impairments or recoveries, the future bankruptcy or insolvency of our operators, lessees, borrowers or other obligors, the effect of any future restructuring of our contractual relationships with such entities, gains or losses on marketable securities, ineffectiveness related to our cash flow hedges, or existing and future litigation matters including the possibility of larger than expected litigation costs and related developments. There can be no assurance that our actual results will not differ materially from the estimates set forth above. The aforementioned ranges represent management’s best estimate of results based upon the underlying assumptions as of the date of this press release. Except as otherwise required by law, management assumes no, and hereby disclaims any, obligation to update any of the foregoing projections as a result of new information or new or future developments.

(2)         Merger-related items of $0.02 per share associated with the Senior Housing Portfolio Acquisition include direct transaction costs and the impact of the negative carry related to prefunding the transaction from the $1.0 billion, or 22 million shares, common stock offering completed on October 19, 2012 on the calculation of weighted average shares. Proceeds from this offering will be used to fund the Senior Housing Portfolio Acquisition.

(3)         Our ownership interest in HCR ManorCare OpCo is accounted for using the equity method, which requires an ongoing elimination of DFL income that is proportional to our ownership in HCR ManorCare OpCo. Further, our share of earnings from HCR ManorCare OpCo (equity income) increases for the corresponding elimination of related lease expense recognized at the HCR ManorCare OpCo level, which we present as a non-cash joint venture FAD adjustment.